                                 EXHIBIT 10.12

                      KEY EMPLOYEE TERMINATION AGREEMENT
                                 FOR SHERI POE

                      KEY EMPLOYEE TERMINATION AGREEMENT
                      ----------------------------------


     This Key Employee Termination Agreement made as of the 3rd day of August, 1996 by and between RYKA Inc., a Delaware corporation ("RYKA") and Sheri Poe, an individual resident of the Commonwealth of Massachusetts ("Poe").


                             W I T N E S S E T H:


     WHEREAS, Poe is presently employed by RYKA pursuant to a Key Employee Agreement ("Employment Agreement") dated on or about August 1, 1995 as a founder and spokesperson and is a member of RYKA's board of directors ("Board") and the special committee ("Special Committee") evaluating the proposed merger of RYKA and KPR Sports International, Inc. ("KPR"); and

     WHEREAS, RYKA and Poe have reached an understanding pursuant to which Poe's employment would be terminated and Poe would become a consultant to RYKA, all upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   Termination of Employment - Effective as of August 3, 1996, Poe's
     -------------------------
     Employment Agreement is hereby terminated and neither party shall have any further obligation to comply with any of the terms and conditions set forth in the Employment Agreement, except as hereinafter specifically set forth. The parties acknowledge that this is a termination pursuant to Section 2.2(d) of the Employment Agreement; provided however, that notwithstanding anything contained in such section of the Employment Agreement, there shall be no obligation to pay any of the sums mentioned therein, such obligation being replaced by the consideration referred to in this Agreement.

2.   Resignation as Director - Effective immediately, Poe hereby resigns as a
     -----------------------
     director of the Board, as a member of the Special Committee and, to the extent applicable, as an officer of RYKA.

3.   Releases -  A. For and in consideration of the agreements and covenants
     --------
     hereinafter set forth, Poe hereby releases and discharges RYKA, its affiliates, parents, successors, predecessors, subsidiaries, assigns, employees, officers and directors (hereinafter collectively referred to as "Company") from all claims and/or causes of action, known or unknown, which Poe may have or claim to have against the Company arising from or during her employment or as a result of the termination of her employment or arising as a result of her relationship with the Company pursuant to the Employment Agreement or as a result of the termination of such Employment Agreement and Poe further agrees not to institute suit against the Company on any such claim or cause of action. This release includes but is not limited to the claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, national origin or any other impermissible characteristic, including, but not limited to, any and all claims arising under the Age Discrimination and Employment Act and Title VII of the Civil Rights Act of 1964, on claims growing out of any legal restrictions, expressed or implied, or the Company's rights to terminate the employment of its employees. Poe further acknowledges that notwithstanding anything contained in this agreement to the contrary, Poe shall continue to be bound by Exhibit "C" (Proprietary Information and Inventions Agreement) to the Employment Agreement. Notwithstanding anything contained herein to the contrary, this release shall not be deemed to release RYKA from any claim for indemnification that Poe have arising from any suit brought against her by any third party as a result of her acting as an officer, director or employee of RYKA.

                 B. For and in consideration of the agreements and covenants hereinafter set forth, RYKA hereby releases Poe, her heirs, executors, administrators and assigns from any claims and/or causes of action, known or unknown, which RYKA may have or claim to have against Poe arising from or during her employment by RYKA, or otherwise arising from her relationship with RYKA.

4.   Consultant Arrangement
     ----------------------

     A. RYKA hereby engages Poe to act as a consultant and endorser of RYKA products for a term of three (3) years commencing on August 3, 1996 and terminating on August 2, 1999. In this capacity, Poe shall be available to RYKA to perform those functions as RYKA may reasonably request in connection with the endorsement and the promotion of RYKA products. During the term of this Agreement,and subject to the last sentence of this paragraph A, Poe grants to RYKA the right to use her name and likeness in connection with the promotion of RYKA products. In addition, Poe shall be available to RYKA 1) twenty (20) days during each year of this agreement and, 2) in addition thereto, shall appear on RYKA's behalf at the annual NSGA, SGMA and IDEA shows; provided however, Poe shall not be required to "be available" to RYKA more than three consecutive business days, nor more than five business days in any two week period and provided further, RYKA shall give Poe reasonable notice (for which the parties' agree one week is reasonable) of any engagements which require her to travel overnight.

     B. In consideration of this Agreement and for the services to be rendered by Poe hereunder, RYKA shall pay Poe an annual consultant's fee during the first year of this Agreement of Sixty Thousand ($60,000.00) Dollars and Fifty Thousand ($50,000.00) Dollars during each of the second and third years of this agreement. Such compensation shall be paid in twelve (12) equal monthly installments, in advance, on the first day of each month during the term of this Agreement.

     C. RYKA shall reimburse Poe for all reasonable business expenses incurred by Poe in connection with the performance of her duties hereunder and for which Poe submits acceptable supporting documentation. Poe may request RYKA to book any "major" travel expenses for her such as hotels and airlines.

     D. During the term of this agreement, Poe shall make available to RYKA for promotional purposes her name and picture on RYKA materials, product or point of purchase display.

     E. It is expressly agreed that Poe is an independent contractor in the performance of her services hereunder and shall be responsible for payment of all federal, state and local taxes related to the performance of her services hereunder.

     F. Poe shall be permitted to engage in any other business during the time hereof and to perform services for any third party or for its own benefit; provided, however, that Poe agrees that during the term of this agreement she shall not consult with any other parties in the "athletic footwear" industry or considering entering the athletic footwear industry.

     G. Poe acknowledges that the restrictions contained in Exhibit "C" of her Employment agreement shall remain in full force and effect and continue to be applicable hereafter. Poe further acknowledges that her obligations thereunder shall survive the expiration or termination of this agreement. Poe acknowledges that a remedy of law for any breach or threatened breach of the provisions of this section would be inadequate and Poe, therefore, agrees that RYKA shall be entitled to such injunctive relief in case of any such breach or threatened breach. In addition, RYKA would be entitled to an award of attorneys fees and court costs in connection with such matter.

     H. During the first year of this Agreement, RYKA shall maintain Poe's health insurance, life insurance and disability insurance as Poe was receiving as an employee of RYKA immediately prior hereto. Thereafter, RYKA shall have no obligation to provide Poe with such benefits.

     I. RYKA shall at all times maintain complete and absolute control over the marketing of its product, the sources of materials and labor, outlets of distribution, pricing, and any and all aspects , elements or conditions for the production, sale, marketing or promotion of RYKA. RYKA agrees that during the term of this Agreement if

                    1) RYKA should change the name of its women's athletic shoes and market them under a name other than RYKA; or

                    2)   RYKA should modify its marketing program in such a way
                         so that it is derogatory   or insulting to women in any
                         way; or

                    3) RYKA markets its products in mass merchandise outlets such as K-Mart, Target Stores or similar distributors; or

                    4) its marketing program ceases to have as an important element the encouragement of women's well being; or

                    5) any promotional material including proposed name, picture or image represents Poe in unflattering light, or is inconsistent with Poe's image and beliefs as a supporter of women's well being, independence and rights then and in such event, Poe shall not be required to perform any more services hereunder and Poe shall receive sixty thousand dollars ($60,000.00) less any payments she has already received pursuant to the terms of this Agreement in full and final settlement of any amounts owed to her hereunder.

     J. In the event that RYKA shall fail to make the monthly payments due to Poe pursuant to paragraph 4B hereof, within fifteen days of receipt of written notice that such payment has not been made, then and in that event, Poe shall have no further obligation to perform pursuant to paragraph 4A hereof, however, RYKA shall continue to have the obligation to Poe set forth in paragraph 4B above.

5.   Existing Stock Options - The parties acknowledge that Poe presently has
     ----------------------
     395,000 vested stock options and 625,000 unvested stock options. The parties agree that those unvested stock options shall immediately vest and shall be exercisable through the life of the option and at a strike price as set forth on Exhibit "A" attached hereto and made a part hereof.

6.   Restrictions - The parties confirm that any contractual restrictions on
     ------------
     Poe's ability to sell her stock or exercise her options as contained in paragraph 7 of the Employment Agreement are hereby terminated and declared to be null and void and of no effect. This shall not relieve Poe from complying with any applicable securities laws in the disposition of her stock. RYKA shall furnish the transfer agent and any broker designated by Poe with, as soon as reasonably possible, but in no event later than August 19, 1996 provided that the requesting broker submits appropriate documentation no later than August 15,1996, a letter confirming that all restrictions appearing on Poe's RYKA stock certificates referencing contractual restrictions may be removed and opining as to Poe's right to sell a certain number of shares under Rule 144. As soon as legally permitted thereafter, RYKA shall provide the transfer agent an opinion letter of counsel removing legends restricting the resale of shares under the Securities Act of 1933.

7.   Additional Stock Options - In addition to Poe's existing stock options, Poe
     ------------------------
     is hereby granted three year options, which shall vest immediately, to purchase an additional 500,000 shares of RYKA's common stock at an exercise price per share of forty two cents ($0.42) per share. The parties acknowledge that the price and number of shares set forth herein are based upon the capitalization of RYKA as it exists on the date hereof and should the capitalization of RYKA be changed (i.e., a split or reverse split), the price and number of shares shall be adjusted accordingly.

     With respect to Poe's existing stock options and the additional stock options to be issued to Poe hereunder, RYKA shall use its best efforts to maintain Form S-8 Registration covering such options.

8.   Arbitration - Any dispute concerning this Agreement, including, but not
     -----------
     limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Philadelphia, Pennsylvania in accordance with the expedited procedures of the Commercial Rules then in effect of the American Arbitration Association. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration shall be borne equally between the parties thereto unless otherwise determined by such arbitration panel.

9.   Rights and Obligations - This Agreement and the rights and obligations of
     ----------------------
     the parties hereto shall bind and inure to the benefit of any successor or successors of RYKA by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of RYKA, neither this Agreement nor any rights or benefits hereunder may be assigned by RYKA or by Poe except by operation of law or by further written agreement of the parties hereto.

10.  Interpretation - It is the intent of the parties in case of anyone or more
     --------------
     of the provisions contained in this agreement, shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect the other provisions of this agreement and this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.  Notices - Any notice which RYKA is required to or may desire to give Poe
     -------
     shall be given by registered or certified mail, return receipt requested, addressed to Poe at Poe's address of record with RYKA, or at such other place as Poe may from time to time designate in writing, with a copy to Joseph F. Mazzella, Esquire, Lane Altman & Owens L.L.P., 101 Federal Street, Boston, Massachusetts, 02110. Any notice which Poe is required or may desire to give to RYKA hereunder shall be given by registered or certified mail, return receipt requested, addressed to RYKA at its principal office, or at such other office as RYKA may from time to time designate in writing with a copy to David S. Mandel, Esquire, Astor Weiss Kaplan & Rosenblum, The Bellevue, Sixth Floor, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

12.  Waivers - No waiver of any right under this Agreement shall be deemed
     -------
     effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any reach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

13.  Complete Agreement - This Agreement contains the entire agreement of the
     ------------------
     parties and may not be modified, except in writing, executed by all of the parties hereto.

14.  Headings - The headings of the Sections contained in this Agreement are
     --------
     inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement.

15.  Counterparts - This Agreement may be signed in two (2) counterparts, each
     ------------
     of which shall be deemed an original and both of which shall together constitute one (1) Agreement.

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

16.  Governing Law - This Agreement shall be governed and construed in
     -------------
     accordance with the laws of the Commonwealth of Pennsylvania.


17.  Confidentiality - The parties agree to maintain the confidentiality of the
     ---------------
     terms of this Agreement and further agrees that such terms cannot be disclosed to any third party except to their respective professional advisors and/or in connection with any litigation arising hereunder or in connection with any public filing or disclosure required by law to be made by RYKA.

18.  Press Release -  The parties agree to issue the press release attached
     -------------
hereto as Exhibit "B".


     IN WITNESS WHEREOF, RYKA has caused this Agreement to be executed and Poe has placed her hand and seal hereto the date and year first above written.

                                        RYKA INC.




 [SIGNATURE ILLEGIBLE]                  BY: /s/ Steven A. Wolf
---------------------------                -------------------------------
ATTEST


DATE: 8/26/96
     ----------------------



 [SIGNATURE ILLEGIBLE]                  /s/ Sheri Poe
---------------------------             ----------------------------------
WITNESS                                 SHERI POE


DATE: 8/13/96
     ----------------------

Sheri Poe
Stock Options


                  Number of    Strike      Date
     Plan Year     Shares      Price      Granted      Expiration
NP                 250,000      $0.66    12/01/94       11/30/99
       1993        150,000      $0.65    12/15/93       12/14/03
       1993        100,000      $0.65    01/10/94       1/09/04
       1993         20,000      $1.06    7/12/94        7/11/99
       1993        500,000      $0.47    7/31/95        7/30/00
                -----------
                 1,020,000
                ===========


                                  EXHIBIT "A"

FOR RELEASE AT _________________                      CONTACT: STEVEN A. WOLF
                    , 1996                                     Vice President
                                                               and Chief
                                                               Financial Officer
                                                               610-337-2200
                                                                    or
                                                               SHERI POE
                                                               617-969-9933


                 RYKA AND SHERI POE ENTER INTO A NEW AGREEMENT

     RYKA, INC. AND SHERI POE HAVE ENTERED INTO A NEW THREE YEAR ENDORSEMENT AND CONSULTING AGREEMENT. UNDER THE NEW AGREEMENT, SHERI POE WILL NO LONGER SERVE AS A MEMBER OF THE BOARD OF DIRECTORS AND AS A MEMBER OF THE SPECIAL COMMITTEE EVALUATING THE PROPOSED MERGER BETWEEN RYKA AND KPR SPORTS INTERNATIONAL, INC., A CORPORATION WHOLLY-OWNED BY MICHAEL RUBIN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF RYKA. MS. POE WILL CONTINUE TO BE INVOLVED WITH THE COMPANY'S VARIOUS PROMOTIONAL ACTIVITIES, ATTENDING TRADE SHOWS AND EVENTS AND ENDORSING RYKA ACTIVITIES, MS. POE WILL ALSO DEVELOP HER OWN BUSINESS ENTERPRISE INVOLVING THE CONTINUING PROMOTION OF WOMEN'S WELL-BEING.

     "IN 1987, AS A COMPANY FOUNDER, SHERI POE WAS A LEADER IN THE SPORTING GOODS INDUSTRY FOCUSING ATTENTION OF THE WOMEN'S MARKET BY ESTABLISHING THE FIRST AND ONLY ATHLETIC FOOTWEAR COMPANY EXCLUSIVELY FOR WOMEN. HER CONTINUED CONTRIBUTION TO OUR COMPANY IS GREATLY VALUED BY OUR MANAGEMENT AND CUSTOMERS," STATED MICHAEL RUBIN, CHAIRMAN AND CHIEF EXECUTIVE OFFICER.

     ON JULY 8TH RYKA ANNOUNCED A PROPOSED MERGER WITH KPR. SUBJECT TO BOARD OF DIRECTORS APPROVAL OF THE TRANSACTION BY THE SHAREHOLDERS OF RYKA AT A SPECIAL MEETING, THE TRANSACTION IS EXPECTED TO BE CONSUMMATED IN DECEMBER, 1996.

     RYKA IS A MANUFACTURER OF WOMEN'S HIGH PERFORMANCE ATHLETIC FOOTWEAR. KPR, IN ADDITION TO SELLING OFF PRICE MERCHANDISE, ALSO MANUFACTURES AND SELLS RUGGED OUTDOOR FOOTWEAR UNDER THE TRADENAME "YUKON", ATHLETIC FOOTWEAR UNDER THE TRADENAME "APEX" AND LICENSES PRODUCTS FOR SALE UNDER THE TRADENAME "APEX".

     RYKA IS A PUBLIC COMPANY TRADED ON THE OTC BULLETIN BOARD.

                                  EXHIBIT "B"